Yellow Corporation First Quarter 2023 Earnings Conference Call Exhibit 99.2

Financial Results

Financial Results LTM Adjusted EBITDA covenant is $200 million in 2Q 2022 and thereafter

Free cash flow = operating cash flow less acquisitions of property and equipment, net of cash proceeds from disposals During FY 2021, the Company recognized cash proceeds on the sale of terminals of approximately $1 million During FY 2022, the Company recognized cash proceeds on the sale of terminals of approximately $43 million During Q1 2023, the Company recognized cash proceeds on the sale of terminals of approximately $2 million Cash Flow (b) (b), (c) (c), (d) (c)

CapEx Equivalent as a percentage of revenue. Percent change based on unrounded figures. (a) (a) (a) Reinvesting in the Business (a)

CDA Notes (in millions) UST Tranche A carries a variable interest rate based on the Eurodollar rate, which is currently determined by the 1, 2, 3 or 6-month USD Libor with a floor of 1.0%, plus a fixed margin of 3.5%. 1.5% is paid in cash and the remainder paid-in-kind (PIK). The Tranche A balance includes $29.4M of PIK interest as of 3/31/23. UST Tranche B carries a variable interest rate based on the Eurodollar rate, which is currently determined by the 1, 2, 3 or 6-month USD Libor with a floor of 1.0%, plus a fixed margin of 3.5%. All paid in cash. The Term Loan carries a variable interest rate based on the Eurodollar rate, which is currently determined by the 1, 2, 3 or 6-month Libor, with a floor of 1.0%, plus a fixed margin of 7.5%. If LTM Adjusted EBITDA is above $400 million the fixed margin decreases from 7.5% to 6.5%. All paid in cash. Capital Structure Overview Lease Financing Obligations UST Tranche A UST Tranche B Term Loan

Leverage Ratio Note: Funded debt balances based on par value Growing into capital structure LTM 1Q23 Funded Debt / LTM Adjusted EBITDA ratio down 0.64 compared to 2021

IBT March ABL Facility January Term Loan June UST Loan September Capital Structure Maturities and Labor Timeline

(a) Percent change based on unrounded figures and not the rounded figures presented Operating Statistics – First Quarter

(in millions) Adjusted EBITDA Reconciliation